Exhibit (c)(3)
Strategic Alternatives Discussion Materials February 12, 2007 PROPRIETARY AND CONFIDENTIAL

Table of Exhibits 1. Overview 2. Current Status of Velocity 3. Alternative I: Stay the Course 4. Alternative II: Split the Company 5. Alternative III: Leveraged Share Repurchase 6. Alternative IV: Pay Out Dividends 7. Alternative V: Make an Acquisition 8. Alternative VI: Sell the Company PROPRIETARY AND CONFIDENTIAL2

Current Situation Velocity’s Board of Directors created a Special Advisory Committee in December 2006 On December 15, 2006, FTN Midwest presented an overview of Velocity’s strategic alternatives to the Special Advisory Committee The Committee is considering Velocity’s strategic alternatives as Jefferies Broadview approaches private equity firms to solicit bids in a “take-private”transaction Two bids have been received: –Offer 1: $48.50 per share –Offer 2: $45.00 per share The Special Committee must now determine whether or not to proceed with a potential buyer by undergoing final due diligence, initiating transaction negotiations, and granting a period of exclusivity PROPRIETARY AND CONFIDENTIAL3

Summary Preliminary Valuation

Equity Value Per Share ($)[(a)]



1/23/2007 Stock Price: $40.12
1 Year Volume Weighted Average Price: $41.10
Current Stock Price as of 2/7/07: $47.79
Current Highest Offer: $48.50 per Share
LTM Trading Range(b)
$36.00
$46.53
Analyst Price Targets (c)
$52.00
$58.00
LBO Analysis
EBITDA Exit Multiple(d)
$ 46.75
$52.53
Leverage Ratios (e)
$48.33
$54.44
DCF Analysis
Exit Multiple Method(f)
$46.85
$57.24
Perpetual Growth Method (g)
$39.96
$61.41
35
40
45
50
55
60
65

(a) Analyses performed using Management projections and fully diluted shares

(b) LTM trading range determined from the "undisturbed" stock price of $40.12 on January 23, 2007 (prior to the announcement of a potential transaction as reported in the New York Post)

(c) Based on analyst research of Thomas Bacon of Lehman Brothers dated 1/25/07 and Liam Burke of Ferris, Baker Watts dated 10/31/06. May be subject to discrepancies of greater than $6.00 per share. See page 12 for more details.

(d) Assumes IRR % range of 22.5% - 27.5% and EBITDA exit multiple range of 6.0x – 7.0x

(e) Assumes IRR % range of 22.5% - 27.5% and combined senior/sub debt multiple range of 4.5x – 5.5x

(f) Assumes WACC range of 12% - 14% and EBITDA exit multiple range of 6.0x – 7.0x

(g) Assumes WACC range of 12% - 14% and terminal year growth range of 2% - 4%

PROPRIETARY AND CONFIDENTIAL 4

Table of Exhibits 1. Overview 2. Current Status of Velocity 3. Alternative I: Stay the Course 4. Alternative II: Split the Company 5. Alternative III: Leveraged Share Repurchase 6. Alternative IV: Pay Out Dividends 7. Alternative V: Make an Acquisition 8. Alternative VI: Sell the Company PROPRIETARY AND CONFIDENTIAL5

Comparable Trading Performance
Velocity vs. S&P Small Cap Index vs. Peer Groups


Online Peer Composite
Offline Peer Composite
Membership-Based Peer Composite
S&P SmallCap 600 Index
Velocity Common Stock
Relative Performance (%)
190
165
140
115
90
65
Feb-05
May-05
Aug-05
Nov-05
Feb-06
May-06
Aug-06
Nov-06
Feb-07
1/24/07: News report of potential sale of the Company

Source: CapitalIQ

Daily from 2/9/05 - 2/9/07

Note: Composite group indices are market-cap weighted.

Online Peer Composite: 24/7 Real Media, aQuantive, Marchex, MIVA, ValueClick

Offline Peer Composite: ADVO (considered until 7/5/06 deal announcement of being acquired by Valassis), Catalina Marketing Corp., Harte-Hanks, infoUSA, Valassis Communications, ValueVision Media

Membership-Based Peer Composite: Intersections, Pre-Paid Legal Services, Rewards Network, United Online, Weight Watcher's International

PROPRIETARY AND CONFIDENTIAL 6

Velocity Trading Analysis 3 Months vs. 6 Months vs. 1 Year
Daily From 10/23/06 to 1/23/07 Daily From 7/24/06 to 1/23/07 Daily From 1/23/06 to 1/23/07 Weighted Average Price: Weighted Average Price: Weighted Average Price: $39.48 $40.94 $41.10 3.0 4.5 9.0
4.0 2.5 7.5 3.5
2.0 3.0 6.0
2.5 1.5 4.5 2.0 Volume (in millions) 1.0 Volume (in millions) 1.5 Volume (in millions) 3.0 1.0 0.5 1.5 0.5
0.0 0.0 0.0 $36.00 — $38.00 — $42.00 — $36.00 — $38.00 — $42.00 — $36.00 — $38.00 — $42.00 - $37.99 $41.99 $44.97 $37.99 $41.99 $46.53 $37.99 $41.99 $46.53 27.42% 63.99% 8.59% 16.02% 51.87% 32.11% 7.94% 55.02% 37.04% % of Total Shares Traded % of Total Shares Traded % of Total Shares Traded Source: CapitalIQ Note: Weighted average prices and volume totals determined from closing prices of Analysis is performed through the period prior to the news report of the Velocity over indicated periods. potential sale of the Company (1/23/07)
PROPRIETARY AND CONFIDENTIAL 7

FTN INVESTMENT BANKING

Common Stock Comparison

Marketing & Advertising Industry (Online and Offline)

Online Peer Composite ($ in millions, unless otherwise indicated; Valuation as of 2/9/07)

Company	Market cap	Enterprise value	EBITDA Margin			EPS LTGR[b]	EV / Revenues			EV / EBITDA			Price / Earnings		
			2006	2007	2008		2006	2007	2008	2006	2007	2008	2006	2007	2008
Velocity [a]	**$522**	**$612**	**13%**	**15%**	**14%**	**15%**	**0.9x**	**0.8x**	**0.7x**	**6.8x**	**5.0x**	**4.9x**	**16.4x**	**10.5x**	**8.6x**
24/7 Real Media Inc.	$473	$439	10%	11%	12%	40%	2.2x	1.7x	1.4x	22.9x	15.1x	11.0x	26.8x	18.2x	14.0x
aQuantive Inc.	$2,077	$1,833	26%	26%	27%	27%	4.3x	3.4x	2.9x	16.3x	13.2x	10.5x	47.3x	37.4x	29.7x
Marchex Inc.	$521	$486	31%	31%	32%	34%	3.8x	3.3x	2.6x	12.2x	10.5x	8.3x	NM	NM	NM
MIVA Inc.	$139	$108	N/A	3%	5%	17%	0.6x	0.6x	0.5x	NM	17.5x	11.0x	NM	NM	NM
ValueClick Inc.	$2,575	$2,345	26%	27%	28%	23%	4.4x	3.6x	3.1x	17.0x	13.4x	11.3x	45.8x	34.7x	28.3x
Mean						**28%**	**3.1x**	**2.5x**	**2.1x**	**17.1x**	**13.9x**	**10.4x**	**40.0x**	**30.1x**	**24.0x**
Median						**27%**	**3.8x**	**3.3x**	**2.6x**	**16.7x**	**13.4x**	**11.0x**	**45.8x**	**34.7x**	**28.3x**

Offline Peer Composite ($ in millions, unless otherwise indicated; Valuation as of 2/9/07)

Company	Market cap	Enterprise value	EBITDA Margin			EPS LTGR[b]	EV / Revenues			EV / EBITDA			Price / Earnings		
			2006	2007	2008		2006	2007	2008	2006	2007	2008	2006	2007	2008
Velocity [a]	**$522**	**$612**	**13%**	**15%**	**14%**	**15%**	**0.9x**	**0.8x**	**0.7x**	**6.8x**	**5.0x**	**4.9x**	**16.4x**	**10.5x**	**8.6x**
Catalina Marketing Corp.[c]	$1,131	$1,210	30%	33%	32%	10%	2.7x	2.5x	2.4x	8.9x	7.7x	7.6x	17.3x	16.2x	16.3x
Harte-Hanks Inc.	$2,073	$2,205	19%	19%	18%	11%	1.9x	1.8x	1.6x	10.0x	9.2x	8.9x	19.5x	17.6x	16.0x
infoUSA Inc.	$567	$820	N/A	N/A	N/A	N/A	2.0x	1.3x	1.2x	N/A	N/A	N/A	15.5x	11.3x	10.3x
Valassis Communications Inc.	$835	$940	13%	13%	12%	8%	0.9x	0.9x	0.9x	6.8x	6.9x	7.1x	11.3x	11.5x	11.1x
ValueVision Media Inc.	$458	$435	2%	3%	5%	27%	0.6x	0.5x	0.5x	N/A	15.9x	10.3x	NM	N/A	21.2x
Mean						**14%**	**1.6x**	**1.4x**	**1.3x**	**8.6x**	**9.9x**	**8.5x**	**15.9x**	**14.2x**	**15.0x**
Median						**11%**	**1.9x**	**1.3x**	**1.2x**	**8.9x**	**8.5x**	**8.3x**	**16.4x**	**13.9x**	**16.0x**

Source: Projections for all peer companies from CapitalIQ

(a) Adjusted to calendar year basis. Average between Management and Analyst estimates; Market cap and enterprise value calculated using fully diluted share count of 13.0 million and the "undisturbed" stock price of $40.12 as of 1/23/07.
(b) Research analysts' projected long-term growth rate.
(c) Valuation as of 12/7/06 closing, prior to news release of Catatina's consideration of going private.

PROPRIETARY AND CONFIDENTIAL 8

FTN INVESTMENT BANKING

Common Stock Comparison
Membership-Based Marketing Industry

Peer Composite ($ in millions, unless otherwise indicated; Valuation as of 2/9/07)

Company	Market cap	Enterprise value	EBITDA Margin 2006	EBITDA Margin 2007	EBITDA Margin 2008	EPS LTGR[b]	EV / Revenues 2006	EV / Revenues 2007	EV / Revenues 2008	EV / EBITDA 2006	EV / EBITDA 2007	EV / EBITDA 2008	Price / Earnings 2006	Price / Earnings 2007	Price / Earnings 2008
Velocity [a]	**$522**	**$612**	**13%**	**15%**	**14%**	**15%**	**0.9x**	**0.8x**	**0.7x**	**6.8x**	**5.0x**	**4.9x**	**16.4x**	**10.5x**	**8.6x**
Intersections Inc.[c]	$194	$195	16%	N/A	N/A	11%	1.0x	N/A	N/A	6.5x	N/A	N/A	15.1x	N/A	N/A
Pre-Paid Legal Services Inc. [c]	$557	$586	22%	N/A	N/A	N/A	1.3x	N/A	N/A	6.1x	N/A	N/A	11.8x	N/A	N/A
Rewards Network Inc.	$164	$149	N/A	N/A	N/A	15%	0.6x	0.5x	N/A	N/A	N/A	N/A	31.6x	28.0x	N/A
United Online Inc.	$880	$726	28%	27%	27%	10%	1.4x	1.4x	1.5x	5.0x	5.3x	5.5x	11.7x	12.6x	N/A
Weight Watcher's International Inc.	$5,351	$6,109	32%	33%	33%	14%	5.0x	4.5x	4.3x	15.6x	13.8x	12.8x	26.6x	22.0x	19.2x
Mean						**13%**	**1.9x**	**2.2x**	**2.9x**	**8.3x**	**9.5x**	**9.1x**	**19.4x**	**20.9x**	**19.2x**
Median						**13%**	**1.3x**	**1.4x**	**2.9x**	**6.3x**	**9.5x**	**9.1x**	**15.1x**	**22.0x**	**19.2x**

Source: Projections for all peer companies from CapitalIQ

(a) Adjusted to calendar year basis. Average between Management and Analyst estimates; Market cap and enterprise value calculated using fully diluted share count of 13.0 million and the "undisturbed" stock price of $40.12 as of 1/23/07.

(b) Research analysts' projected long-term growth rate.

(c) LTM numbers are shown instead of calendar year numbers.

PROPRIETARY AND CONFIDENTIAL 9

FTN INVESTMENT BANKING

Trailing P/Es
Velocity vs. Peer Groups



50.0 x
45.0 x
40.0 x
35.0 x
30.0 x
25.0 x
20.0 x
15.0 x
10.0 x
Velocity
Online Peer Composite
Offline Peer Composite
Membership-Based Marketing Peer Composite
Jan-05
Apr-05
Jul-05
Oct-05
Jan-06
Apr-06
Jul-06
Oct-06
Jan-07

Source: CapitalIQ

Note: Composite group indices are market-cap weighted; Graph is calculated monthly from January 2005 to January 2007.

Online Peer Composite: 24/7 Real Media, aQuantive, Marchex, MIVA, ValueClick

Offline Peer Composite: ADVO (considered until 7/5/06 deal announcement of being acquired by Valassis), Catalina Marketing Corp., Harte-Hanks, infoUSA, Valassis Communications, ValueVision Media

Membership-Based Peer Composite: Intersections, Pre-Paid Legal Services, Rewards Network, United Online, Weight Watcher's International

PROPRIETARY AND CONFIDENTIAL 10

Research Community Overview Ratings and Earnings Estimates
Fiscal Year Ending June 30
Price Date of EPS P/E Firm / Analyst Target Estimate Rating 1Q07(A) 2Q07(A) 3Q07 4Q07 FY07 FY08 FY07 FY08 Lehman Brothers $52.00 1/25/07 Buy $ 0.59 $ 0.74 $ 0.77 $ 1.21 $ 3.30 $ 3.77 13.3x 11.6x Thomas Bacon Ferris, Baker Watts, Inc. $58.00 10/31/06 Buy $ 0.59 $ 0.74 $ 0.67 $ 1.29 $ 3.18 N/A 13.8x N/A Liam Burke Matrix USA Investment Research N/A 11/27/06 Hold Estimates N/A Ivan Feinseth Mean $ 0.69 $ 0.72 $ 1.25 $ 3.24 $ 3.77 13.6x 11.6x
Firm / Analyst Quotes Lehman Brothers 1/25/07 -“We are increasing our fiscal 2007 and fiscal 2008 EPS to accountfor Hold Thomas Bacon the earnings beat in 2Q as well as the increase in management’s guidance. We have increased our fiscal 2007 EPS to $3.30 from $3.10.” 33.3% Buy Ferris, Baker Watts, Inc. 10/31/06 — “Based on its earnings and cash EBITDA growth, we believe that 66.7% Liam Burke Velocity shares are inexpensive at an enterprise value of 6.4x estimated FY07 cash EBITDA. We believe that the company’s strong free cash flow, high returns on invested capital, and growth potential further justify our $58.00 target.”
PROPRIETARY AND CONFIDENTIAL 11

Potential Discrepancies in Lehman Report
Lehman’s DCF model does not appear to include Velocity’s obligation to make earnout payments on prior acquisitions equal to $58.8 million over the next two years – Impact: $4.42 per share Lehman calculates fully-diluted shares outstanding of 12.75 million, versus Velocity’s calculation of 13.3 million – Impact: $2.14 per share
Lehman Brothers’ target price of $52 may be off by )$6 per share
PROPRIETARY AND CONFIDENTIAL 12

Institutional Shareholder Summary(a)
Present Holders Holders from 2 Years Ago
% of Shares % of Shares Name Outstanding Name Outstanding Prescott Investors and Affiliates 23.0% Prescott Investors and Affiliates 22.3% Barclays Global Investors(b) 11.0% Neuberger Berman LLC 14.4% Neuberger Berman LLC 8.0% Waddell & Reed Asset Management 7.9% Total 43.7% Integral Capital partners 7.7% Barclays Global Investors 7.1% Total 59.4%
Source: Velocity’s proxy filings. (a) Includes institutional holders who own greater than 5% of total shares outstanding. (b) Per 13G filing dated 1/5/07. Percent of shares outstanding calculated using current basic share outstanding count of 9.7 million. PROPRIETARY AND CONFIDENTIAL 13

Table of Exhibits
1. Overview
2. Current Status of Velocity 3. Alternative I: Stay the Course 4. Alternative II: Split the Company
5. Alternative III: Leveraged Share Repurchase 6. Alternative IV: Pay Out Dividends 7. Alternative V: Make an Acquisition 8. Alternative VI: Sell the Company
PROPRIETARY AND CONFIDENTIAL 14

Projected Financial Performance(a) ($ in Millions; Fiscal Year Ending June 30)
Revenue Gross Profit
$1,200 Gross Profit Margin $ 1,032 $1,000 84% R 12% 83% $1,000 C A G $ 922 $ 800 $ 836 $800 81% 82% $ 719 $800 $ 757 80% $ 656 $ 659 $ 596 $ 580 $600 80% $600 $ 50779% $ 489 $ 465 78% $ 457 78% $ 379 $ 397 78% $400 77% 78% $400
$200 $200 76% $0 $0 74% 2003 2004 2005 2006 2007P 2008P2009P 2010P 2003 2004 2005 2006 2007P 2008P 2009P2010P
EBITDA Net Income
EBITDA Margin 15% $100 $175 15% 16% % 15% 2 7 $ 86 14% R : $150 13% 14% 14% $ A G 159 $80 0 C ’ 1 $ 69 $ 6 – 136 $125 ’0 $ 122 12% $ 57 $60 $100 $ 106 3– ’0 6 GR : 1% 0 CA ’0 $ 42 $ 90 $75 $40 $ 79 $ 33 8% $ 28 $ 65 8% $ 24 $ 26 $50 $20 $25 $ 34 $0 4% $0 2003 2004 2005 2006 2007P 2008P 2002010P 2003 2004 2005 2006 2007P 2008P 2009P 2010P
(a) Financial information provided by Velocity’s FY 2007 financials include reported financials for 1Q and 2Q and management management. projections for 3Q and 4Q.
PROPRIETARY AND CONFIDENTIAL 15

Transition to Online Revenue Model(a,b)
$ in Millions; Fiscal Year Ending June 30
Offline 1 2% C A G R $1,032 Online $922 $836 30% $757 $659 35% $580 42% $489 51% 62% 71% 70% 86% 65% 58% 49% 38% 29% 14% 2004A 2005A 2006A 2007P 2008P 2009P 2010P (a) Financial information provided by Velocity’s management. FY 2007 financials include reported financials for 1Q and 2Q and management projections for 3Q and 4Q. (b) Online and offline breakdown calculations are based on revenues before deferral and serve as proxy for GAAP revenue.
PROPRIETARY AND CONFIDENTIAL 16

FY07 Marketing Budget(a)
Total FY07 Marketing Budget: $376.1 million(b)
Inbound Telemarketing, 25%
Outbound Internet, 51% Telemarketing, 6%
Direct Mail, 11%
TV/Print, 7%
Source: Management projections (a) Percentages are based on marketing spending. (b) Marketing budget including actual 2007 fiscal year Q1 and Q2 numbers is forecast to be $369.3 million.
PROPRIETARY AND CONFIDENTIAL 17

Change in Revenue Mix (2006-2010)
2006A Revenue Breakdown by Division 2010P Revenue Breakdown by Division
MC, 4% MCM, 7% MCM, 12% MC, 3%
LL, 11%
LL, 14% BN, 8% AM, 53% AM, 57% BN, 9% C, 13% C, 10%
Source: Management projections
PROPRIETARY AND CONFIDENTIAL 18

Change in EBITDA Mix (2006-2010)
2006A EBITDA Breakdown by Division 2010P EBITDA Breakdown by Division
MC, 2% MC, 1% MCM, 8% MCM, 11%
LL, 12%
AM, 44% LL, 16% AM, 50% BN, 11% BN, 8%
C, 22% C, 14%
Source: Management projections
PROPRIETARY AND CONFIDENTIAL 19

Discounted Cash Flow Sensitivity Analysis(a) Velocity Implied Price Per Share
Exit Value EBITDA Multiple Approach(b) Perpetual Growth Approach(c) Exit Multiple Terminal Year Growth 6.0x 6.5x 7.0x 2.0% 3.0% 4.0%
12.0% $50.24 $53.74 $57.24 12.0% $50.78 $55.51 $61.41 Discount Rate 13.0% $48.51 $51.89 $55.26 Discount 13.0% $45.30 $49.03 $53.59 Rate 14.0% $46.85 $50.11 $53.37 14.0% $39.96 $43.75 $47.35 (a) Based on financial information provided by Management. Analysis includes earn-out payments related to prior acquisitions of $46.6 million and $12.2 million in fiscal years 2007 and 2008, respectively, which were not accounted for in prior DCF analysis of December 15, 2006. Fully diluted share count varies according to implied price per share output. (b) Based on terminal year EBITDA of $159.1 million per management projections for 2007-2010. (c) Based on terminal unleveredFCF of $96.7 million per management projections for 2007-2010. PROPRIETARY AND CONFIDENTIAL 20

Table of Exhibits
1. Overview
2. Current Status of Velocity 3. Alternative I: Stay the Course 4. Alternative II: Split the Company
5. Alternative III: Leveraged Share Repurchase 6. Alternative IV: Pay Out Dividends 7. Alternative V: Make an Acquisition 8. Alternative VI: Sell the Company
PROPRIETARY AND CONFIDENTIAL 21

Alternative II: Split the Company
Management has the option to split-up the company by: 1) Selling LL, 2) Selling C, or 3) Selling both LL and C. Management could use the proceeds to buy back additional shares or offer the shareholders a one-time dividend (for purposes of our analysis, our financial models consider using proceeds to buy back shares)
PROPRIETARY AND CONFIDENTIAL 22

1) EPS Impact from Sale of LL(a)
($ in millions, except per share data)
2006A 2007P 2008P 2009P 2010P Sale Details Standalone EBIT 65.3 82.2 101.9 117.6 140.9 Proceeds 90.0 Less LL EBIT 5.1 10.4 14.8 19.9 less Taxes (b) 0.0 Proforma EBIT 77.1 91.6 102.7 121.0 Net Proceeds 90.0 Share Price (c) $ 50.15 Standalone Net Interest 14.3 10.5 6.7 1.6 Proforma EBT 62.8 81.1 96.0 119.4 Shares Repurchased 1.8 Taxes 23.9 30.8 36.5 45.4 Proforma Net Income 38.9 50.3 59.5 74.0 Fully Diluted Shares 13.0 Standalone Net Income 32.7 42.2 56.7 68.7 86.4 Proforma Shares Out. 11.2 EPS CAGR Proforma EPS $ 3.49 $ 4.51 $ 5.34 $ 6.63 27.3% Standalone EPS $ 2.52 $ 3.26 $ 4.38 $ 5.31 $ 6.67 27.5% Accretion/(Dilution) $ 0.23 $ 0.13 $ 0.03 $ (0.03) % Acc/(Dil) 7.0% 2.9% 0.6% (0.5)%
Note: The sale of LL at $90 million would represent an LTM EBITDA transaction multiple of 7.0, assuming the sale occurred in the third quarter of FY2007.
(a) Based on sale price of $90 million and Management projections. (b) The sale of LL at $90 million would likely be at a loss; thus, Velocity would not incur a tax liability. Estimated tax implications subject to further due diligence. (c) Based on share purchase at 25% premium over the share price of $40.12 as of January 23, “undisturbed” 2007.
PROPRIETARY AND CONFIDENTIAL 23

FTN INVESTMENT BANKING

2) EPS Impact from Sale of C[(a)]

($ in millions, except per share data)

	2006A	2007P	2008P	2009P	2010P
Standalone EBIT	65.3	82.2	101.9	117.6	140.9
Less C EBIT		22.0	20.1	20.4	21.6
Proforma EBIT		60.2	81.9	97.1	119.3
Standalone Net Interest		14.3	10.5	6.7	1.6
Proforma EBT		45.9	71.4	90.5	117.7
Taxes		17.4	27.1	34.4	44.7
Proforma Net Income		28.4	44.3	56.1	73.0
Standalone Net Income	32.7	42.2	56.7	68.7	86.4
Proforma EPS		$ 2.69	$ 4.19	$ 5.30	$ 6.90
Standalone EPS	$ 2.52	$ 3.26	$ 4.38	$ 5.31	$ 6.67
Accretion/(Dilution)		$ (0.57)	$ (0.19)	$ (0.00)	$ 0.23
% Acc/(Dil)		(17.5)%	(4.4)%	(0.0)%	3.5 %

Sale Details	
Sale Price	130.9
less Taxes [(b)]	11.5
Net Proceeds	119.3
Share Price [(c)]	$ 50.15
Shares Repurchased	2.4
Fully Diluted Shares	13.0
Proforma Shares Out.	10.6

EPS CAGR	
Proforma EPS	28.6%
Standalone EPS	27.5%

Note: The sale of C at $130.9 million would represent an LTM EBITDA transaction multiple of 6.0, assuming the sale occurred in the third quarter of FY2007.

(a) Based on sale price of $130.9 million and Management projections.

(b) The sale of C at $130.9 million would likely generate a taxable gain based on information provided by management. Estimated tax basis is $54 million, subject to additional diligence.

(c) Based on share purchase at 25% premium over the "undisturbed" share price of $40.12 as of January 23, 2007.

PROPRIETARY AND CONFIDENTIAL 24

3) EPS Impact from Sale of Both LL and C(a)
($ in millions, except per share data)
2006A 2007P 2008P 2009P 2010P Sale Details Standalone EBIT 65.3 82.2 101.9 117.6 140.9 Proceeds 220.8 Less LL EBIT 5.1 10.4 14.8 19.9 less Taxes (b) 7.0 Less C EBIT 22.0 20.1 20.4 21.6 Net Proceeds 213.8 Share Price (c) $ 50.15 Proforma EBIT 55.1 71.5 82.3 99.4 Shares Repurchased 4.3 Standalone Net Interest 14.3 10.5 6.7 1.6 Proforma EBT 40.7 61.0 75.6 97.8 Fully Diluted Shares 13.0 Taxes 15.5 23.2 28.7 37.2 Proforma Shares Out. 8.7 Proforma Net Income 25.3 37.8 46.9 60.7 Standalone Net Income 32.7 42.2 56.7 68.7 86.4 EPS CAGR Proforma EPS $ 2.91 $ 4.35 $ 5.40 $ 6.98 28.9% Standalone EPS $ 2.52 $ 3.26 $ 4.38 $ 5.31 $ 6.67 27.5% Accretion/(Dilution) $ (0.35) $ (0.02) $ 0.09 $ 0.31 % Acc/(Dil) (10.8)% (0.5)% 1.7% 4.7%
(a) Based on LL sale price of $90 million and C sale price of $130.9 million and projections provided by Management. (b) The net effect of both sales would likely generate a gain for Velocity. Determining the exact size of any estimated tax gain would be subject to taxable further due diligence. (c) Based on share purchase at 25% premium over the share price of $40.12 as of January 23, 2007. “undisturbed”
PROPRIETARY AND CONFIDENTIAL 25

Table of Exhibits 1. Overview 2. Current Status of Velocity 3. Alternative I: Stay the Course 4. Alternative II: Split the Company 5. Alternative III: Leveraged Share Repurchase 6. Alternative IV: Pay Out Dividends 7. Alternative V: Make an Acquisition 8. Alternative VI: Sell the Company PROPRIETARY AND CONFIDENTIAL26

Leveraged Share Repurchase(a)
($ in millions, except per share data)
Levering the Company at a 5x current net debt/LTM EBITDA ratio(b) would generate proceeds of $344.2 million. The cash proceeds would be used to buy back 6.86 million shares(c). 2006A 2007P 2008P 2009P 2010P Standalone EBT $ 48.6 $ 68.4 $ 91.5 $ 110.9 $ 139.3 Incremental Interest 31.0 31.0 31.0 31.0 Proforma EBT 37.4 60.5 79.9 108.3 Income Tax Expense 14.2 23.0 30.4 41.2 Proforma Net Income $ 23.2 $ 37.5 $ 49.5 $ 67.2 Standalone Net Income $ 32.7 $ 42.2 $ 56.7 $ 68.7 $ 86.4 EPS CAGR Standalone EPS $ 2.52 $ 3.26 $ 4.38 $ 5.31 $ 6.67 27.5% Proforma EPS $ 3.81 $ 6.16 $ 8.13 $ 11.03 44.6% Accretion/(Dilution) $ 0.55 $ 1.78 $ 2.83 $ 4.36 % Acc/(Dil) 16.9% 40.7% 53.3% 65.4%
(a) Based on Management projections. (b) Current net debt / LTM EBITDA ratio is 1.04x. (c) Based on share purchase at 25% premium over the “undisturbed” share price of $40.12 as of January 23, 2007.
PROPRIETARY AND CONFIDENTIAL 27

Leveraged Share Repurchase Sensitivity Analyses(a)
% of Shares Repurchased Sensitivity Analysis Proforma EPS Growth Sensitivity Analysis
Net Debt / LTM EBITDA Ratio Net Debt / LTM EBITDA Ratio 4.5x 5.0x 5.5x 4.5x 5.0x 5.5x
25.0% 46.3% 53.0% 59.7% 25.0% 41.1% 44.6% 48.9% are Repurchased 30.0% 44.5% 51.0% 57.4% are 30.0% 39.9% 43.0% 46.8% Repurchased Premium at which Shares 35.0% 42.9% 49.1% 55.3% Premium at 35.0% 38.9% 41.7% 45.0% which Shares (a) Based on Management projections and fully diluted share count of 13.0 million. Shares are repurchased over the share price of $40.12 as of January 23, “undisturbed” 2007.
PROPRIETARY AND CONFIDENTIAL 28

Table of Exhibits
1. Overview
2. Current Status of Velocity 3. Alternative I: Stay the Course 4. Alternative II: Split the Company
5. Alternative III: Leveraged Share Repurchase 6. Alternative IV: Pay Out Dividends 7. Alternative V: Make an Acquisition 8. Alternative VI: Sell the Company
PROPRIETARY AND CONFIDENTIAL 29

Alternative IV: Pay Out Dividends
Management has the option to distribute dividends to stockholders. Management can implement the following: 1) One-time leveraged dividend payment –FTN analyzed the returns to shareholders if Velocity were to distribute a one-time dividend using borrowed funds 2) Annual dividend payment distribution –FTN analyzed the returns to shareholders if Velocity were to distribute dividends annually using cash on the balance sheet
PROPRIETARY AND CONFIDENTIAL 30

1) One-Time Leveraged Dividend Payment
Key Assumptions(a): Interest rate on debt: 9.0% Tax rate: 38.0% Present Value Sensitivity Analysis(b): Dividend Payment (per share) $7.50 $10.00 $12.50 $15.00 Incremental Debt (in millions) $97.1 $129.5 $161.9 $194.3 PV of Standalone Share Price $58.68 $58.68 $58.68 $58.68 PV of Proforma Share Price $51.96 $49.73 $47.49 $45.25 Plus Dividend $7.50 $10.00 $12.50 $15.00 Total PV of Proforma Share Price $59.46 $59.73 $59.99 $60.25 (a) Provided by Velocity’s Management. (b) Analysis performed over period from 2007-2010P using Management projections and Velocity’s fully diluted share count of 13.0 million and the “undisturbed”share price of $40.12 as of January 23, 2007. Dividends paid to shareholders were not taxed as part of this analysis. The weighted average cost of capital used for purposes of discounting was 12.7%.
PROPRIETARY AND CONFIDENTIAL 31

2) Annual Dividend Payments(a)
Annual Dividend Payment at Different Payout Ratios(b) Annual Dividend Yield at Different Payout Ratios(b)
Dividend Payout Ratio (as % of Net Income) Dividend Payout Ratio (as % of Net Income) 50.0% 60.0% 70.0% 80.0% 50.0% 60.0% 70.0% 80.0% 2007E $1.26 $1.51 $1.77 $2.02 2007E 2.4% 2.8% 3.3% 3.8% 2008E $1.49 $1.79 $2.08 $2.37 2008E 2.3% 2.8% 3.3% 3.7% Fiscal Year 2009E $2.00 $2.40 $2.79 $3.18 Fisc2009E 2.5% 3.0% 3.5% 4.0% Year 2010E $2.41 $2.88 $3.34 $3.81 2010E 2.4% 2.9% 3.4% 3.9%
(a) Based on interest rate on cash of 3.0% and tax rate of 38.0%, as provided by Velocity’s Management. Analysis performed using Velocity Management’s projections and Velocity’s fully diluted share count of 13.0 million and initial stock price of $40.12 as of January 23, 2007 (the “undisturbed” share price). (b) Assumes proformaforward P/E of 13.3x.
PROPRIETARY AND CONFIDENTIAL 32

Annual Dividend Payment Distribution
Total Returns Sensitivity Analysis(a): Dividend Payout Ratio (as % of Net Income) 50.0% 60.0% 70.0% 80.0% Standalone Total Return (b) 26.6% 26.6% 26.6% 26.6% Proforma Total Return Dividend Payout Ratio (as % of Net Income) 50.0% 60.0% 70.0% 80.0% 12.3x 25.6% 25.9% 26.2% 26.5% 13.3x 27.9% 28.1% 28.4% 28.7% P/E 14.3x 30.0% 30.3% 30.6% 30.8% 15.3x 32.1% 32.4% 32.6% 32.8% (a) Based on interest rate on cash of 3.0% and tax rate of 38.0%, as provided by Velocity’s Management. Analysis performed using Velocity Management’s projections and Velocity’s fully diluted share count of 13.0 million and the “undisturbed” stock price of $40.12 as of January 23, 2007. Dividends paid to shareholders were not taxed Assumes total returns from January 23, 2007 as part of this analysis. to fiscal year end 2010. (b) Based on forward P/E of 12.3x.
PROPRIETARY AND CONFIDENTIAL 33

Table of Exhibits 1. Overview 2. Current Status of Velocity 3. Alternative I: Stay the Course 4. Alternative II: Split the Company 5. Alternative III: Leveraged Share Repurchase 6. Alternative IV: Pay Out Dividends 7. Alternative V: Make an Acquisition 8. Alternative VI: Sell the Company PROPRIETARY AND CONFIDENTIAL34

Alternative V: Make an Acquisition
Management has the option to acquire another company. FTN has performed a merger consequences analysis using a fictitious company, “Company X” – Purpose: To analyze the acquisition’s effect on Velocity’s EPS 2006E financial profile for Company X(b): – Revenues: $100 million – EBITDA: $15 million – Net Income: $8.1 million
(a) Analysis performed using Velocity’s Management projections and estimates/projections for “Company X” as requested by the Special Committee to Velocity. (b) Projections/estimates were provided by the Special Committee to Velocity.
PROPRIETARY AND CONFIDENTIAL 35

100% Cash Acquisition of Company X
Key Assumptions
Company X has $100 million of revenues Interest rate on cash: 3.0%(a) and $15 million of EBITDA in 2006 Interest rate on debt: 9.0% Acquisition is financed by both cash on (a) Tax rate: 38.0% balance sheet and debt
2007 EPS Accretion/Dilution (%) Sensitivity Analysis ($ in millions, unless otherwise indicated)(b) EBITDA Purchase Price Multiple 6.0 x 7.0 x 8.0 x 9.0 x 10.0 x Equity Purchase Value $ 90.0 $ 105.0 $ 120.0 $ 135.0 $ 150.0 10.0%12.6% 11.0% 9.4% 7.8% 6.2%
15.0%13.3% 11.7% 10.1% 8.5% 6.9%
Target Growth Rate 20.0%14.0% 12.4% 10.8% 9.2% 7.6%
(a) Provided by Velocity’s Management. Projections/estimates for Company X were provided by the Special Committee to Velocity. (b) Analysis performed using Velocity’s fully diluted share count of 13.0 million and stock price of $40.12 as of 1/23/07. Target growth rate refers to revenue, EBITDA, and net the “undisturbed” income growth. PROPRIETARY AND CONFIDENTIAL 36

Table of Exhibits
1. Overview
2. Current Status of Velocity 3. Alternative I: Stay the Course 4. Alternative II: Split the Company
5. Alternative III: Leveraged Share Repurchase 6. Alternative IV: Pay Out Dividends 7. Alternative V: Make an Acquisition 8. Alternative VI: Sell the Company
PROPRIETARY AND CONFIDENTIAL 37

FTN INVESTMENT BANKING

Acquisition Premium Analysis(a)

Last Two Years

■ All public companies ■ All Small Cap Companies (Market Cap < $1 bn) ■ All Internet Services Companies

Market Mean Premiums



Market Mean Premiums (%)
40
35
30
25
20
15
10
5
0
1 Day Prior
1 Week Prior
1 Month Prior

Market Median Premiums



Market Median Premiums (%)
40
35
30
25
20
15
10
5
0
1 Day Prior
1 Week Prior
1 Month Prior

Source: CapitalIQ

(a) Excludes deals with premium below negative 10% and those with premium greater than 100%.

PROPRIETARY AND CONFIDENTIAL 38

FTN INVESTMENT BANKING

Analysis of Target Stock Premiums

Analysis of deals when the premium paid for a public company target is below 0%[(a)]

- **FTN performed an analysis of prior transactions in which the premium paid for a public company was below 0% at the time of a deal announcement**
- **The analysis showed twenty transactions where the discount to the target's stock price on the day before the announcement was between 0 and -10%**
- **Of these twenty transactions, twelve showed meaningful price appreciation from an "undisturbed" stock price**

Target	Transaction Value ($mm)	Premium @ 1 day prior to announcement	Premium over undisturbed price	Announcement Date	Close Date
Reckson Associates Realty Corp.	$5,780	-1.5%	4.6%	8/3/2006	1/25/2007
Lucent Technologies Inc.*	18,854	-1.4%	9.6%	4/2/2006	11/30/2006
Sportsman's Guide Inc.	227	-7.5%	5.9%	5/4/2006	8/30/2006
Packaging Dynamics Corp.	276	-2.4%	10.2%	2/24/2006	6/9/2006
Arden Realty Inc.*	4,654	-3.1%	12.4%	12/21/2005	5/2/2006
Intellisync Corp.	447	-9.5%	36.8%	11/15/2005	2/10/2006
Dex Media Inc.*	9,557	-0.8%	5.2%	10/3/2005	1/31/2006
AirGate PCS Inc.*	681	-3.5%	21.6%	12/7/2004	12/15/2005
Unocal Corp*	19,921	-3.0%	10.4%	4/4/2005	8/10/2005
DoubleClick Inc.*	1,236	-0.8%	16.6%	4/23/2005	7/13/2005
Horizon PCS Inc.	340	-7.3%	10.6%	3/17/2005	7/1/2005
BT Infonet	970	-0.5%	21.2%	11/8/2004	2/25/2005

(a) Researched deals were limited to the following criteria: U.S. transactions valued over $100m that closed over the past two years where 100% of the equity was bought. Additionally, targets with discounts of more than 10% to the prior day's stock price were excluded.

* The "undisturbed" stock price was determined to be the price of the target on the day prior to a public announcement of a potential transaction or review of strategic alternatives, whether substantiated or not. For those deals without an asterisk, the lowest closing stock price for the 30 day period prior to the announcement of a transaction was used as the "undisturbed" price.

PROPRIETARY AND CONFIDENTIAL 39

Premium at Different Share Prices
Current highest offer $ 48.50 Premium Current share price as of 2/9/07 $ 47.79 1.5% “Undisturbed” share price of 1/23/07 $ 40.12 20.9% 3-month volume weighted average share price $ 39.48 22.8% 6-month volume weighted average share price $ 40.94 18.5%
PROPRIETARY AND CONFIDENTIAL 40

FTN INVESTMENT BANKING

Precedent M&A Transactions

Select precedent transactions in the online advertising and consumer marketing space

Date Announced	Target	Buyer	Target Business Description	Transaction Value ($mm)	TV / LTM Revenues	TV / LTM EBITDA
12/20/06	Digitas Inc.	Publicis Groupe SA	Operates as a global marketing services organization	1,294.9	1.8x	NM
6/9/06	Chartered Marketing Services	Intersections Inc.	Offers marketing services, revenue enhancement programs, such as insurance plans and discount membership services, and designs custom programs via a combination of channels	61.6	1.2x	7.6x
9/5/05	LinkShare Corporation	Rakuten, Inc.	Provides technology and service solutions for managing performance-based marketing and business initiatives	425.0	N/A	N/A
9/12/05	Q Interactive Inc. (CoolSavings)	Landmark Communications Inc.	Operates as an online direct marketing and media company that provides interactive marketing services to advertisers, their agencies, and publishers.	115.2*	2.2x	18.7x
8/10/05	Fastclick, Inc.	ValueClick Inc.	Provides Internet advertising technologies and services that are designed for Internet ad campaigns	221.4	3.0x	22.2x
8/2/05	ClickZ Corp.	Incisive Media plc	Provides online advertising and marketing, media buying, conference planning and other related services	43.0	N/A	N/A
7/27/05	IndustryBrains, LLC	Marchex Inc.	Offers marketing solutions for advertisers and publishers	30.6	N/A	N/A
6/10/05	Web Marketing Holdings, Inc.	ValueClick Inc.	Provides online direct marketing solutions	168.4	2.9x	10.2x
4/19/05	webloyalty.com, Inc.	General Atlantic LLC	Provides online marketing and subscription services to e-commerce, travel, and other fee-based businesses	250.0	N/A	N/A
8/19/04	Decide Interactive Pty Ltd.	24/7 Real Media Inc.	Offers search engine optimization, marketing strategy development, traffic modeling, implementation, and measurement	34.6	4.1x	21.9x
7/29/04	goClick.com, Inc.	Marchex Inc.	Provides marketing technologies and services for small merchants primarily in the United States	12.5	2.5x	8.1x
			Mean		**2.5x**	**14.8x**
			Median		**2.5x**	**14.5x**

Source: CapitalIQ, company press releases, and public filings

* Note: Aggregate value, given that Landmark paid $16.7 million for 14.5% of CoolSavings.

PROPRIETARY AND CONFIDENTIAL 41

FTN INVESTMENT BANKING

Precedent M&A Transactions

Select precedent transactions in the offline advertising and consumer marketing space

Date Announced	Target	Buyer	Target Business Description	Transaction Value ($mm)	TV / LTM Revenues	TV / LTM EBITDA
7/6/06	ADVO Inc.[(a)]	Valassis Communications	Engages in soliciting and processing printed advertising from retailers, manufacturers, and service companies for targeted distribution	1,193.9	0.8x	12.9x
5/31/06	West Corp.	Quadrangle Group LLC, Thomas H. Lee Partners LP	Provides business process outsourcing services to its customers	3,602.5	2.3x	9.1x
3/20/06	Outlook Group Corp.	Milestone Partners	Operates as a printing, packaging, and direct marketing company that offers various services, including specialty print, project management, label and packaging materials, and direct mail	55.3	0.6x	6.8x
7/26/05	Trilegiant of Cendant Corp.	Apollo Management LP	Offers consumer loyalty and rewards programs for companies in the financial services and travel industries	1,825.0	1.2x	5.4x
			Mean		**1.2x**	**8.5x**
			Median		**1.0x**	**8.0x**

Source: CapitalIQ, company press releases, and public filings

(a) ADVO and Valassis amended the terms of their definitive merger agreement in December 2006. The $1.2 billion transaction value is on a diluted basis.

PROPRIETARY AND CONFIDENTIAL 42

FTN INVESTMENT BANKING

Case Study
Apollo Management's Acquisition of Trilegiant*

Deal Overview

- On July 26, 2005, Cendant Corporation announced that it has entered into a definitive agreement to sell its Marketing Services Division ("MSD") to an affiliate of Apollo Management, L.P. for approximately $1.83 billion
- The sale represented part of the breakup of Cendant that was being undertaken
- The transaction closed in October 2005
- Following the sale, MSD changed its name to Affinion Loyalty Group in January 2006

Company Overview

- MSD provides enhancement packages to financial institutions and insurance-based products to consumers and a variety of membership programs offering discounted products and services to consumers
- MSD consists of subsidiaries Cendant International Marketing Services, Progeny Marketing Innovations, and Trilegiant Loyalty Solutions
- MSD generated $1.5 billion in revenues in 2004

MSD Financials ($ in millions)

	2004	2003	% Change
Revenues	$ 1,499	$ 1,224	22.5%
% of Total Cendant Rev's	*7.6%*	*6.8%*	
EBITDA	341	296	15.2%
% of Total Cendant EBITDA	*10.1%*	*9.5%*	
% MSD Rev's	*22.7%*	*24.2%*	

Deal Multiples

Total Transaction Value	$1.83 billion
TV / Revenues	1.2x
TV / EBITDA	5.4x

* Also known as Cendant's Marketing Services Division.

PROPRIETARY AND CONFIDENTIAL 43

Leveraged Buy Out Analysis Implied Offer Price Per Share(a)
EBITDA Exit Multiple Sensitivity Analysis Senior & Sub Debt Multiple Sensitivity Analysis
EBITDA Exit Multiple Senior/Sub Debt Combined 6.0x 6.5x 7.0x 4.5x 5.0x 5.5x 27.5% $46.75 $48.62 $50.50 27.5% $48.33 $50.50 $52.66 25.0% $47.40 $49.43 $51.46 25.0% $49.42 $51.46 $53.51 Sponsor Required IRR % 22.5% $48.13 $50.33 $52.53 Sponsor 22.5% $50.62 $52.53 $54.44 Required IRR % (a) Based on Management projections. Estimated cost synergies not included as part of Analysis includes earn-out payments related to prior acquisitions of $46.6 million and $12.2 million analysis. in fiscal years 2007 and 2008, respectively, which were not accounted for in prior LBO analysis of December 15, 2006. Fully diluted share count varies according to implied price per share output.
PROPRIETARY AND CONFIDENTIAL 44

FTN Investment Banking

Analysis at Various Prices

($ in millions, except per share data)

	Offer Premium per Share (over current price of $40.12[a])				Offer of $48.50 per Share	
	10%	20%	30%	40%	Premium of 21%	
Enterprise Value	$ 667.7	$ 725.7	$ 783.7	$ 841.7	Enterprise Value	$730.8
Share Price	$ 44.13	$ 48.14	$ 52.16	$ 56.17		
FD Shares Out.	13.09	13.20	13.30	13.38	FD Shares Out.	13.21
Valuation (b)					**Valuation** (b)	
EV / Rev's (2006)	1.0 x	1.1 x	1.2 x	1.3 x	EV / Rev's (2006)	1.1 x
EV / Rev's (2007)	0.9 x	1.0 x	1.0 x	1.1 x	EV / Rev's (2007)	1.0 x
EV / Rev's (2008)	0.8 x	0.9 x	0.9 x	1.0 x	EV / Rev's (2008)	0.9 x
EV / EBITDA (2006)	7.4 x	8.1 x	8.7 x	9.4 x	EV / EBITDA (2006)	8.1 x
EV / EBITDA (2007)	6.3 x	6.9 x	7.4 x	8.0 x	EV / EBITDA (2007)	6.9 x
EV / EBITDA (2008)	5.5 x	6.0 x	6.4 x	6.9 x	EV / EBITDA (2008)	6.0 x
P / E (2006)	20.4 x	22.2 x	24.0 x	25.7 x	P / E (2006)	22.3 x
P / E (2007)	15.8 x	17.2 x	18.6 x	19.9 x	P / E (2007)	17.3 x
P / E (2008)	11.8 x	12.8 x	13.8 x	14.8 x	P / E (2008)	12.9 x

(a) The "undisturbed" stock price as of January 23, 2007.

(b) Based on Management projections.

PROPRIETARY AND CONFIDENTIAL 45

Investment Banking Group Headquarters: 350 Madison Avenue 20th Floor New York, NY 10017 Phone: (212) 418-5070 Fax: (212) 418-5081
Doug Donohue: (212) 418-5072 doug.donohue@ftnmidwest.com Ed Soh: (212) 457-2509 ed.soh@ftnmidwest.com Sophea Chau: (212) 418-5078 sophea.chau@ftnmidwest.com
www.alteritypartners.com www.ftnmidwest.com